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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Cooper & Chyan Technology, Inc.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

    Delaware                    0-26750                       77-0409778
---------------               ------------                ----------------------
(State or other               (Commission                 (I.R.S. Employer
jurisdiction of               File Number)                Identification Number)
incorporation)

           1601 South De Anza Boulevard, Cupertino, California 95014
           ---------------------------------------------------------
                   (Address of principal executive offices)

                                (408) 366-6966
                          ---------------------------
             (Registrant's telephone number, including area code)

              Common Stock par value $0.001 per share ("Common")
           (Title of each class of securities covered by this form)

                                      N/A
               ------------------------------------------------
                  (Titles of all other classes of securities
     for which a duty to file reports under Section 3(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  X Rule 12g-4(a)(1)(i)  [ ] Rule 12g-4(a)(2)(ii)   [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(1)(i)    [ ] Rule 12h-3(b)(2)(ii)
[ ] Rule 12g-4(a)(2)(i)  [ ] Rule 12h-3(b)(1)(ii)   [ ] Rule 15d-6

Approximate number of holders of record as of the certification or notice date: one

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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Cooper & Chyan Technology, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.



                                    COOPER & CHYAN TECHNOLOGY, INC.



MAY 7, 1997                         BY: /s/ R.L. Smith McKeithen
                                       -------------------------
                                        R.L. SMITH MCKEITHEN
                                        VICE PRESIDENT